Exhibit 99.1

    PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP ANNOUNCES COMPLETION OF POST CEREALS MERGER

St. Louis, MO, August 4, 2008. . . Today Ralcorp Holdings, Inc. (“Ralcorp”) (NYSE: RAH) announces the completion of its previously disclosed purchase of the Post cereals business from Kraft Foods Inc. (“Kraft”).  The merger is valued at approximately $2.6 billion, including the issuance of Ralcorp common shares and the assumption of debt.

Post is the third largest branded ready-to-eat cereal manufacturer in the United States with over 100 years of history in the industry.  Post includes iconic brands such as Honey Bunches of Oats, Pebbles, Post Selects, Spoon Size Shredded Wheat, Grape-Nuts and Post Raisin Bran.

The expanded Ralcorp includes a strong team of approximately 9,000 employees in North America, including Post’s existing marketing and sales support team, which continues to be headquartered in New Jersey, and its existing R&D team, which continues to be located in Battle Creek, Michigan.  Ralcorp acquired the Post cereal manufacturing plants in Battle Creek, Michigan; Jonesboro, Arkansas; Modesto, California; and Niagara Falls, Ontario, and retained the employees at these facilities.

David P. Skarie, co-chief executive officer and president of Ralcorp, said, “We welcome the Post management team and employees to the Ralcorp family.  Post cereals will become a key part of the Ralcorp businesses and will enhance Ralcorp’s existing cereal offerings.”

About Ralcorp Holdings, Inc.

Ralcorp produces branded cereals, a variety of value brand and store brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers.  Ralcorp's diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts.  In addition, Ralcorp holds an interest of approximately 19 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are sometimes identified by their use of terms and phrases such as "should," "will," "can," "believes," "could," "likely," "anticipates," "intends," "plans," "expects," or similar expressions. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.